Exhibit 23.3

June 28, 2017

Autohome Inc.

10th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm under the captions of “Item 3.D—Risk Factors” in Autohome Inc.’s annual report on Form 20-F for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission in the month of April 2017, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Autohome Inc.’s registration statement on Form S-8 (File No. 333-196006) that will be filed on or around June 30, 2017.

Yours faithfully,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices